Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

November 15, 2024

Thomas Garner

[…***…]

Dear Tom:

We are delighted to offer you the position of EVP, Chief Commercial Officer, which is based in our Princeton, NJ office, with Acadia Pharmaceuticals Inc. (the “Company” or “Acadia”). As discussed with you, this offer is contingent subject to your satisfactory completion of a background investigation, including contact with your professional references and review of any applicable agreements with your former employers, as outlined below (“Contingencies”). The start date for your employment with Acadia will be mutually agreed to by you and your supervisor, Catherine Owen Adams. The following summarizes the terms of our offer effective upon removal of the Contingencies:

Base Salary: Your semi-monthly salary will be $21,875.00 ($525,000.00 annualized). Your position is full time and is exempt/salaried.

Performance Bonus: Beginning in the 2025 performance year, you will be eligible to receive an annual performance bonus currently targeted at 50% of your annual base salary but which will be granted in the sole discretion of the Board based upon its evaluation of the Company’s and your achievement of such specific performance goals as established by the Board. Performance Bonuses will be prorated based on time spent on a Performance Improvement Plan or any other disciplinary related suspension or probationary period. As allowed by law, including if you are terminated or resign, you must be an employee of the Company on the date upon which bonuses are paid to receive a Performance Bonus. If eligible, your bonus for the period in which you are hired will be prorated based on your date of hire with the Company.

Signing Bonus: The Company will provide you a signing bonus of $200,000.00, subject to applicable income tax withholdings. This bonus will be paid on the first pay period following your date of hire. If, within 24 months of your date of hire, your employment is terminated by the Company for Cause or by you other than for Good Reason, you agree to pay back the signing bonus in full and that you are liable for such repayment amount. You agree that such repayment will be due and payable within 30 days of your termination date.

Equity Award:
a) Initial Grant. You will be granted a new hire equity award consisting of nonqualified stock options (“Options”) and restricted stock units (“RSUs”) having a target value of $3,000,000.00. 75% of the equity award target value will be granted in the form of Options and 25% in the form of RSUs. The option exercise price will equal the closing price of the Company’s common stock on the grant date.

Following and subject to the approval of the Board, the number of Options awarded is determined by taking the target value (75% of the total target value) divided by Acadia’s 30 trading-day volume-weighted average price ending on (and including) the grant date, and then applying an accounting fair value factor. The resulting number of Options is rounded up to the nearest whole number. The number of RSUs awarded is determined by taking the target value (25% of the total target value) divided by Acadia’s 30 trading-day volume-weighted average price ending on (and including) the grant date. The resulting number of RSUs is rounded up to the nearest whole number.

b) Vesting. Both the Options and the RSUs will vest over four years, as follows: one-quarter (25%) of the Options will vest on the first anniversary of the grant, and 1/48th of the Options will vest each month thereafter for the following three years; and one-half (50%) of the RSUs will vest on the second anniversary of the grant, and one-fourth of the RSUs will vest on each of the third and fourth anniversaries of the grant; provided that you remain employed by the Company at each such vesting date.

c) Other Terms. The Options and RSUs will be subject to the terms of the Company’s 2024 Equity Incentive Plan and the related award notices and agreements.

Severance Benefits: You will be entitled to participate in our Management Severance Benefit Plan (“Severance Plan”) and Change in Control Severance Benefit Plan (“CIC Severance Plan”). A copy of each of these plans is available to you on request and each is also on file with the SEC.

Benefits: You will be eligible to participate in the Company’s standard benefit plans. Note that these plans for new employees are effective on the employment start date and enrollment. Your eligibility and participation in these plans, is, of course, subject to the terms of the plans themselves.

Vacation and Holidays: You will receive 20 vacation days each year, accrued monthly and paid holidays in accordance with the Company’s annual holiday schedule, with a vacation accrual cap of 1.75 times your annual vacation accrual.

401(k): You will have the opportunity to participate in the Company’s 401(k) plan. The plan provides for enrollment on a monthly basis.

Employee Stock Purchase Plan: You will have the opportunity to enroll in the Company’s Employee Stock Purchase Plan (ESPP), which provides for the purchase of shares of Acadia common stock through payroll deductions. The ESPP currently provides for twice-annual purchases in May and November.

Inventions and Non-Disclosure: You will be required to sign the Inventions and Non-Disclosure Agreement, attached to this letter, as a condition of your employment.

Restrictive Covenants, Trade Secrets and Confidential Information from Current or Prior Employers: You agree that you will not bring or use any confidential information or trade secrets from current or former employers during your employment with the Company. You agree and acknowledge that you have notified the Company of any and all non-compete, non-solicitation, confidentiality or other restrictive agreements with your current or former employers that could impact your employment with the Company. Prior to your start date, you will provide the Company with copies of such agreements. You agree that you have reviewed the duties and responsibilities of your new position and that no contractual or other restrictions will prevent you from performing those duties.

Loyal and Conscientious Performance: During the Employment Period, you shall devote full time business energies, interest, abilities, and productive time to the Company. You are not precluded from engaging in civic, charitable or religious activities and are allowed to serve on boards of directors of for profit companies or organizations that do not present any conflict with the interests of the Company or otherwise adversely affect your performance of your duties.

You will not, during the employment with the Company, compete with the Company, either directly or indirectly, in any manner or capacity, as adviser, consultant, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of developing, manufacturing or marketing any product or service that is in the same field of use or that otherwise competes with a product or service that is offered, is actively under development, or is actively being considered for development by the Company.

You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest that Employee knows or should know is adverse or antagonistic to the Company, its business, clients, strategic partners, investors or prospects.

No Solicitation: You agree that for a period of twelve (12) months immediately following the termination of your employment with the Company, whether you resign voluntarily or are terminated by the Company involuntarily, you will not directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of the Company to leave their employment with the Company, nor will you contact any employee of the Company, or cause an employee of the Company to be contacted, for the purpose of leaving employment with the Company.

Authorization to Work: Federal law requires that you provide the Company with the legally required proof of your identity and authorization to work in the United States. We will furnish you with a list of acceptable documents. This documentation must be provided within three (3) business days of the date your employment begins, or our employment relationship with you may be terminated.

At-Will; Entire Agreement: Your employment is at-will and for no specified period, and either you or Acadia may terminate this employment relationship at any time and for any reason. At all times during your employment, you will be subject to the direction and policies from time to time established by Senior Management and the Company’s Board of Directors. The agreement in this letter sets forth our entire understanding regarding your employment and supersedes any other negotiations, written or oral.

Severability: The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid, or illegal.

By signing this offer, you hereby certify that you have not knowingly withheld any information that might adversely affect your chances for employment and that the answers given by you are true and correct to the best of your knowledge. You understand that any omission or misstatement of material fact used to secure employment shall be grounds for rejection of this offer or for immediate discharge if you are employed, regardless of the time elapsed before discovery.

We look forward to your joining Acadia Pharmaceuticals Inc. and believe that it will be a mutually beneficial experience.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ Rob Ackles

Rob Ackles

Senior Vice President, Chief People Officer

Accepted and agreed:

INVENTIONS AND NON-DISCLOSURE AGREEMENT

In consideration of the employment or the continued employment, or the training or continued training of Jennifer Rhodes (hereinafter referred to as the “Employee”), a student trainee, postdoctoral fellow, guest worker or employee of Acadia Pharmaceuticals Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), the Employee hereby agrees as follows:

1. Proprietary Information.

(a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

(d) Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 USC Section 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2. Developments.

(a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications, trade secrets and other intellectual property. However, this paragraph 2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers at no cost, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

3. Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his/her employment with the Company, and the

Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

4. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

5. No Employment Contract.

The Employee understands that this Agreement does not constitute a contract of employment and does not imply that his/her employment will continue for any period of time.

6. Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(c) This Agreement will be binding upon the Employee's heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

(d) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f) The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

(g) This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the State of California. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within California), and the Company and the Employee each consents to the jurisdiction of such a court.

THE EMPLOYEE ACKNOWLEDGES THAT THEY HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Receipt acknowledged by Acadia Pharmaceuticals Inc.: